[Blank Rome LLP Letterhead]

Exhibit 5.1

As of November 18, 2003

General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076

Re:	General Cable Corporation
Shelf Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to General Cable Corporation (the “Company”) in connection with the Shelf Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Shelf Registration Statement”), relating to the offer and sale by the Company of up to 5,807,500 shares of common stock, par value $0.01 per share (the “Common Stock”). This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K. This opinion replaces and supercedes our opinion filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated November 18, 2003.

     In rendering this opinion, we have examined only the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended through the date hereof, the Shelf Registration Statement and minutes and/or resolutions of the Board of Directors of the Company. We have not performed any independent factual investigation other than such document examination. We have assumed and relied, as to questions of fact on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the corporate laws of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Shelf Registration Statement, when sold in the manner and for the consideration contemplated by the Shelf Registration Statement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Shelf Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, which is part of the Shelf Registration Statement.

Sincerely, BLANK ROME LLP